259 Cedar Hill Street, Marlboro, MA 01752 USA
TL: 508.357.2221 FX: 508.357.2279 www.evergreensolar.com

PRESS RELEASE

Contacts:
Richard G. Chleboski	Investors/Media:
Chief Financial Officer	Jim Buckley
Evergreen Solar, Inc.	Sharon Merrill Associates, Inc.
508-357-2221 x708	617-542-5300
investors@evergreensolar.com	eslr@investorrelations.com

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results

Company Achieves Positive Gross Margins on Record Quarterly Product Revenue of $9.3 Million;
Momentum Continues with Recent Joint Venture and Financing

Marlboro, Massachusetts, February 24, 2005 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the fourth quarter and year ended December 31, 2004.

“The fourth quarter of 2004 capped a remarkable year for Evergreen Solar,” said Richard M. Feldt, President and Chief Executive Officer. “We carefully executed our commercialization strategy in 2004 and throughout the year delivered on a series of milestones central to the Company’s long-term success. These included strengthening the management team, raising private equity, transitioning our Marlboro facility to the Gemini II furnace platform, continuing to advance our String Ribbon technology and achieving positive gross margins in the fourth quarter. We carried that momentum into 2005 with the recently announced joint venture with Q-Cells and a successful common stock public offering.”

“The most notable highlight of the fourth quarter was attaining positive gross margins for the first time in the Company’s history,” Feldt continued. “This is a significant benchmark for Evergreen, and we accomplished it, despite significantly higher silicon raw material costs, based on the success of our capacity expansion, our continued focus on reducing our variable manufacturing costs and the weaker U.S. dollar. By the end of 2004, our Marlboro manufacturing facility neared its 15 megawatt design capacity and demonstated its margin potential. While we are continuing to take measures designed to

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results
February 24, 2005

optimize the performance of our installed Gemini II technology, we are employing a portion of the plant’s capacity to pilot some of our future technologies, including thin and higher efficiency cells. We view our Marlboro facility as a proof of concept that we expect to provide the blueprint for a commercially scaleable business.”

“In mid-January 2005, we announced the formation of the joint venture with Q-Cells to develop a 30-megawatt solar wafer, cell and module manufacturing plant in Germany,” Feldt said. “Q-Cells is an ideal partner for Evergreen as our technologies are highly complementary and our combined offering will allow the joint venture to further differentiate itself from the competition in the emerging solar power market. Q-Cells, which is one of Europe’s fastest growing companies, has a large solar cell manufacturing infrastructure and a history of successful commercial expansions.”

“We believe that partnering with Q-Cells also will allow us to accelerate the development of our business, while sharing the development risks and lowering Evergreen’s capital requirements,” Feldt said. “In support of the joint venture and our ongoing development activities, we successfully completed a public offering of our common stock this month, realizing net proceeds of approximately $58 million.”

The joint venture facility in Thalheim, Germany is currently in the design phase and construction is expected to commence in the early summer. The Company anticipates that it will cost the joint venture approximately $75 million to construct the plant, before accounting for any German government investment grants that may offset some of the project cost. Evergreen currently anticipates that its capital commitments to the joint venture for the first 30 MW capacity expansion to be Euro 33 million or approximately $43 million at current exchange rates. The Company currently expects it to take approximately 12 months to construct the factory and an additional six to nine months to ramp it to full capacity. When operating at its 30 megawatt design capacity, we would expect that the facility could generate approximately $100 million of product revenue annually, and, through the combination of Evergreen’s and Q-Cells’ technologies, we would expect it to produce gross margins of approximately 30-35%. Evergreen Solar initially owns 75.1% of the joint venture; Q-Cells initially owns 24.9%.

“In the months ahead, we will focus on pursuing government investment grants for the Thalheim facility, initiating construction of the plant and working closely with Q-Cells to best integrate our industry-leading technologies,” stated Feldt. “In addition, we will continue to advance our research and developments efforts for the next generation of our String Ribbon technology, including the thin wafer breakthrough we achieved in the fourth quarter. When we fully implement this innovation into commercial production, we expect that Evergreen’s manufacturing process will require only one-third the silicon required by conventional methods – significantly reducing the overall cost of producing solar panels and providing what we believe would be a decided competitive advantage to

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results
February 24, 2005

the Company. We plan to begin production using the thin wafer technology at our Marlboro facility by the end of 2005.”

Fourth-Quarter Financial Results

For the three months ended December 31, 2004, product revenues were a record $9.3 million, compared with the $1.4 million reported for the same period in 2003. The expansion of manufacturing capacity at the Company’s Marlboro facility throughout 2004 enabled the sharp increase. Research revenues for the fourth quarter were $436,000 compared with $213,000 in the fourth quarter of 2003.

For the fourth quarter of 2004, Evergreen Solar achieved positive product gross margin of 5.3% compared with negative 220% for the fourth quarter of 2003. The Company’s dramatic gross margin improvement was primarily due to higher sales volumes, increased operating efficiencies, lower variable manufacturing costs and more favorable exchange rates.

The operating loss for the fourth quarter of 2004 improved to $3.1 million, compared with a loss of $5.3 million for the fourth quarter of 2003. Net loss attributable to common stockholders for the fourth quarter of 2004 was $3.8 million, or $0.08 per share, compared with a loss of $5.9 million, or $0.43 per share, for the fourth quarter of 2003. For the fourth quarter of 2004, weighted average shares outstanding were 47.5 million, reflecting the Company’s second-quarter 2004 private equity financing and the conversion of the outstanding shares of Series A convertible preferred to common stock. Fourth-quarter 2003 earnings per share was based on 13.6 million weighted average shares outstanding.

As of December 31, 2004, cash, cash equivalents and short-term investments totaled $11.9 million, compared to $20.3 million at December 31, 2003.

2004 Financial Results

For the twelve months ended December 31, 2004, product revenues were a record $22.2 million, nearly triple the $7.7 million reported in 2003. Consistent with Evergreen’s focus on capacity expansion, research revenues declined to $1.3 million for the year, compared with $1.6 million for 2003. For the year, the Company improved its product gross margin to negative 34% compared with negative 99% in 2003.

The operating loss for 2004 was $18.9 million, compared with a loss of $15.2 million in 2003. Net loss attributable to common stockholders for 2004 was $22.3 million, or $0.67 per share, compared with a loss of $28.5 million, or $2.39 per share, in 2003. For full

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results
February 24, 2005

year 2004, weighted average shares outstanding were 33.2 million, reflecting the Company’s 2004 private equity financing and the conversion of the outstanding shares of Series A convertible preferred to common stock. Earnings per share for 2003 was based on 11.9 million weighted average shares outstanding.

Conference Call Information

Management will conduct a conference call at 11:00 a.m. (ET) this morning to review the Company’s fourth-quarter and year-end financial results as well as its operational highlights and growth prospects. Those interested in listening to the live webcast should log on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event.

The call also can be accessed by dialing (913) 981-4900 or (800) 810-0924 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available from 2:00 p.m. (ET) today through midnight (ET) on March 2 at (719) 457-0820 or (888) 203-1112 (Passcode: 5494828), or by visiting the Company’s website.

About Evergreen Solar, Inc.

Evergreen Solar, Inc. (Nasdaq: ESLR) develops, manufactures and markets solar power products using the Company’s proprietary low-cost manufacturing technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include complete power systems for electric utility customers choosing to generate their own environmentally benign power, as well as wireless power for remote homes, water pumping, lighting and rural electrification. For more information visit www.evergreensolar.com

Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.

A Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The Company cautions you that any statements contained in this press release which are not strictly historical statements constitute forward-looking statements. Such statements include, but are not limited to, the following: the margin potential of the Company’s Marlboro facility; the ability of the Marlboro facility to provide a blue print for commercial scalability; the extent to which the Company’s partnership with Q-Cells will accelerate the development of the Company’s business while sharing the

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results
February 24, 2005

development risks and lowering capital requirements; the construction costs for the proposed factory in Germany; the construction timeline for the proposed factory in Germany; the revenue and gross margin potential of the proposed factory in Germany; the Company’s percentage ownership interest in the joint venture; the performance of the Company’s research and development efforts; and the expected commercial production of the Company’s thin wafer technology. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the partner’s business, competitive factors, solar power market conditions, or financial market conditions; and the market for products such as the Company’s solar power products is heavily influenced by federal, state, local, and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; the success of our partnership with Q-Cells is subject to numerous risks associated with the development of manufacturing facilities in international markets and depends on many factors that are outside of the Company’s control, including the availability of government grants and contributions by Q-Cells; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Current Report on Form 8-K/A filed with the SEC on January 21 , 2005 (a copy of which may be obtained at the SEC’s website at: www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results
February 24, 2005

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Operations
(in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
Revenues:
Product revenues	$1,378	$9,265	$7,746	$22,240
Research revenues	213	436	1,565	1,296

Total revenues	1,591	9,701	9,311	23,536

Operating expenses:
Cost of product revenues	4,410	8,773	15,379	29,717
Research and development expense	919	1,699	3,791	4,931
Selling, general and administrative expenses	1,517	2,336	5,337	7,797

Total operating expenses	6,846	12,808	24,507	42,445

Operating loss	(5,255)	(3,107)	(15,196)	(18,909)
Other income (loss)	66	(684)	222	(454)

Net loss	(5,189)	(3,791)	(14,974)	(19,363)
Accretion of Series A convertible preferred stock	(696)	—	(13,498)	(2,904)

Net loss attributable to common stockholders	(5,885)	(3,791)	(28,472)	(22,267)

Net loss per common share (basic and diluted)	$(0.43)	$(0.08)	$(2.39)	$(0.67)
Weighted average shares used in computing basic and diluted net loss per common share	13,600	47,534	11,899	33,204

Evergreen Solar Announces Fourth-Quarter and Year-End 2004 Results
February 24, 2005

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2003	2004

Cash, equivalents and short-term investments	$20,340	$11,942
Other current assets	3,699	10,540

Total current assets	24,039	22,482

Restricted cash	414	414
Fixed assets, net	21,523	26,825

Total assets	$45,976	$49,721

Total current liabilities	$2,000	$8,201
Series A convertible preferred stock	27,032	—
Total stockholders’ equity	16,944	41,520

Total liabilities and stockholders’ equity	$45,976	$49,721